Exhibit 4.25

CONFORMED COPY (EXCLUDING ATTACHMENT)
Deed to amend the AFFA and facilitate the Authorised Loan Facility
James Hardie Industries SE
James Hardie 117 Pty Limited
The State of New South Wales
Asbestos Injuries Compensation Fund Limited in its capacity as trustee of each of the
Compensation Funds
Gilbert + Tobin
2 Park Street
Sydney NSW 2000
Australia
GPO Box 3810
Sydney NSW 2001
T +61 2 9263 4000
F +61 2 9263 4111
DX 10348 SSE
www.gtlaw.com.au

Gilbert + Tobin	Mallesons conformed copy 10622441_1

Date: 9 December 2010
Parties
1	James Hardie Industries SE (formerly known as James Hardie Industries N.V.) ARBN 097 829 895, a limited liability company incorporated in the Republic of Ireland of Europa House, 2nd floor Harcourt Centre, Harcourt Street, Dublin 2, Ireland (JHISE)

2	James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited) ABN 30 116 110 948 of Level 3, 22 Pitt Street, Sydney in the State of New South Wales (JH117)

3	The State of New South Wales c/- The Department of Premier and Cabinet, Level 39, Governor Macquarie Tower, 1 Farrer Place, Sydney in the State of New South Wales (NSW Government)

4	Asbestos Injuries Compensation Fund Limited ACN 117 363 461 in its capacity as trustee of each of the Compensation Funds established under the Amended and Restated Trust Deed Dated 14 December 2006 between it as trustee and JHISE as settlor, of Level 7, 233 Castlereagh Street, Sydney in the State of New South Wales (Trustee)
Background

A	JHISE, JH117, the NSW Government and the Trustee are parties to the AFFA.

B	The AFFA sets out, among other things, the basis on which JH117 is required to make funding contributions to the Trustee.

C	Under the terms of the AFFA, JH117 has not been required to make any contribution to the Trustee for the Financial Year 2009-2010.

D	In the absence of alternative funding arrangements, it appears likely that the Trustee will, in the short term, cease to be able to pay in full all Proven Claims and other Payable Liabilities in accordance with the terms of the AFFA.

E	The NSW Government, the Trustee (as trustee of the Charitable Fund) and each Liable Entity propose to enter into the Facility Agreement under which the NSW Government (with the support of the Government of The Commonwealth of Australia) will agree to provide financial accommodation to the Trustee to assist the Trustee in paying when due Proven Claims and other Payable Liabilities.

F	The NSW Government introduced, and the Parliament of New South Wales has passed, the Transaction Legislation Amendments in order to authorise entry into and the performance of obligations under the Facility Agreement and the Security Documentation by the Trustee and the Liable Entities.

G	For the purposes of implementing the Facility Agreement and the Security Documentation and for related purposes, the parties enter into this deed to amend the AFFA.

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          The parties agree
1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter:

(a)	which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary; and

(b)	which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act.
1.2	Interpretation
The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this deed.
2	AFFA amendments

2.1	Consideration
Each party enters into and assumes obligations under this deed in consideration for each other party entering into and assuming obligations under this deed and for other valuable consideration.
2.2	AFFA
The AFFA is varied as set out in Schedule 2 on and from the date on which the ATO Confirmations are taken to have been obtained in accordance with clause 4.3(a).
2.3	No prejudice to Deed of Confirmation
Each party acknowledges and agrees that nothing in this deed affects the rights and obligations of any party under clause 2 or 3 of the Deed of Confirmation.
3	Transaction Legislation Amendments and Authorised Loan Facility
3.1	Transaction Legislation Amendments
Each of JHISE and JH117 acknowledges that:
(a)	the Transaction Legislation Amendments validly amend the Transaction Legislation for the purposes of clause 3.3(a)(ii) of the AFFA; and
(b)	nothing in the Transaction Legislation Amendments releases JHISE or any other member of the JHISE Group from any obligation imposed on it by the AFFA (as amended by this deed), the Related Agreements, the Transaction Legislation (as amended by the Transaction Legislation Amendments) or the Release Legislation.

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4	Tax confirmations
4.1	Confirmation of rulings

The parties agree that JHRH (as provisional head company of the JHRH Multiple Entry Consolidated Group) and the Trustee (for itself, as trustee of the Charitable Fund and as trustee of the Discretionary Fund and for the Liable Entitles) will, and JHISE undertakes to procure that JHRH does, as a result of the Transaction Legislation Amendments and the matters contemplated by this deed (including the Authorised Loan Facility), apply to the ATO:
(a)	for rulings (which reaffirm the conclusions and opinions reached by the ATO in the existing Rulings) (as reaffirmed in accordance with the Deed of Confirmation) and address the additional requirements referred to in Schedule 11 to the AFFA (as amended by this deed) to replace the existing Rulings (as reaffirmed in accordance with the Deed of Confirmation); and

(b)	for confirmation that the Accepted Tax Conditions will remain unchanged in all material respects,

(together, “ATO Confirmations”). The ATO Confirmations, if obtained, will constitute a renewed or substituted ruling as contemplated by the definition of the term “Ruling” in clause 1.1 of the AFFA (as amended by this deed).
4.2	Reasonable assistance and information
(a)	The NSW Government agrees to provide any information or assistance reasonably requested by JHISE or the Trustee in relation to the applications for the ATO Confirmations.

(b)	JHISE and the Trustee will keep all parties informed of progress in relation to applying for, and obtaining, the ATO Confirmations and within 2 Business Days of a request from another party provide copies of correspondence with the ATO, together with any explanation that may reasonably be required.
4.3	Notification upon receipt of ATO Confirmations
(a)	The ATO Confirmations will be taken to have been obtained if PricewaterhouseCoopers, acting for JHISE and the Trustee, confirm to JHISE and the Trustee and NSWG Tax Advisor, acting for the NSW Government, confirms to the NSW Government, that in their respective opinions the form of the ATO Confirmations satisfy the requirements of clause 4.1.

(b)	JHISE and the Trustee each agree to procure that PricewaterhouseCoopers provides its opinion within 5 Business Days after the ATO has advised them of its determination in respect of the matters the subject of the application for the ATO Confirmations and to notify the other parties as to whether or not PricewaterhouseCoopers has given the confirmation contemplated by clause 4.3(a) within those 5 Business Days.

(c)	JHISE and the Trustee must procure that PricewaterhouseCoopers provides copies of the ATO Confirmations to both the NSW Government and NSWG Tax Advisor within 1 Business Day after receipt of the ATO Confirmations.

(d)	The NSW Government agrees to procure that NSWG Tax Advisor provides its opinion within 5 Business Days after receipt by the NSW Government of the notification referred to in clause 4.3(b) and to notify the other parties as to whether

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or not NSWG Tax Advisor has given the confirmation contemplated by clause 4.3(a) within those 5 Business Days.

(e)	The provision of the confirmations by PricewaterhouseCoopers and NSWG Tax Advisor contemplated by clause 4.3 (a) shall, as between the parties, constitute conclusive evidence that the ATO Confirmations have been obtained.
5	General
5.1	Counterparts

This deed may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.
5.2	Costs, expenses and duties

Except as expressly provided in this deed, each party must pay its own costs and expenses of negotiating, preparing and executing this deed and any other instrument executed under this deed.
5.3	Governing law

This deed is governed by the laws of New South Wales.
5.4	Jurisdiction

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New South Wales.
5.5	Further assurances

Except as expressly provided in this deed, each party must, at its own expense, do all things reasonably necessary to give full effect to this deed and the matters contemplated by it.
5.6	Notices
(a)	A notice or other communication under this deed is only effective if it is in writing, signed by or on behalf of the party giving it and it is received in full and legible form at the addressee’s address or fax number. It is regarded as received at the time and on the day it is actually received, but if it is received on a day that is not a Business Day or after 5.00 pm on a Business Day it is regarded as received at 9.00 am on the following Business Day.

(b)	For the purposes of this clause, a party’s address and fax number are those set out in the AFFA, unless the party has notified a changed address or fax number, in which case the notice, consent, approval or other communication must be to that address or number.
5.7	Severability

Any term of this deed which is wholly or partially void or unenforceable is severed to the extent that it is void or unenforceable. The validity or enforceability of the remainder of this deed is not affected.

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5.8	Variation

No variation of this deed is effective unless made in writing and signed by each party.
5.9	Waiver
(a)	No waiver of a right or remedy under this deed is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

(b)	A single or partial exercise of a right or remedy under this deed does not prevent a further exercise of that or of any other right or remedy.

(c)	Failure to exercise or delay in exercising a right or remedy under this deed does not operate as a waiver or prevent further exercise of that or of any other right or remedy.

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Schedule 1 — Dictionary
1	Dictionary
In this deed:

Accepted Tax Condition the meaning given to it in the AFFA.

AFFA means the document entitled “Amended & Restated Final Funding Agreement in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia” dated 21 November 2006 between JHISE, JH117, the NSW Government and the Trustee, as amended by amending deeds dated 6 August 2007, 8 November 2007, 11 June 2008 and 17 July 2008 between those parties and by the Deed of Confirmation.

ATO means the Australian Taxation Office.

ATO Confirmations means the rulings and confirmations referred to in clause 4.1.

Authorised Loan Facility means the loan facility provided under the Facility Agreement and secured under the Security Documentation.

Business Day means a day on which banks are open for business excluding Saturdays, Sundays and public holidays in Sydney, New South Wales.

Charitable Fund has the meaning given to it in the AFFA.

Compensation Funds has the meaning given to it in the AFFA.

Corporations Act means Corporations Act 2001 (Cth).

Deed of Confirmation means the Deed of Confirmation dated 24 June 2009 between JHISE, JH117, the NSW Government and the Trustee.

Discretionary Fund has the meaning given to it in the AFFA.

Facility Agreement means the document entitled AICF Facility Agreement dated on or about the date of this deed between the NSW Government, the Trustee (as trustee of the Charitable Fund) and each Liable Entity.

Financial Year has the meaning given to it in the AFFA.

JHISE Group has the meaning given to “JHINV Group” in the AFFA.

JHRH means James Hardie Research (Holdings) Pty Limited ABN 51 082 944 821.

Liable Entity has the meaning given to it in the AFFA.

Multiple Entry Consolidated Group has the meaning given to it in the Income Tax Assessment Act 1997 (Cth).

NSWG Tax Advisor means Gilbert + Tobin or such other tax adviser as the NSW Government may appoint.

Payable Liabilities has the meaning given to it in the AFFA.

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Proven Claims has the meaning given to it in the AFFA.

Related Agreements has the meaning given to it in the AFFA.

Release Legislation has the meaning given to it in the AFFA.

Ruling has the meaning given to it in the AFFA.

Security Documentation means the document entitled Fixed and Floating Charge dated on or about the date of this deed between the NSW Government, the Trustee (as trustee of the Charitable Fund) and each Liable Entity.

Transaction Legislation has the meaning given to it in the AFFA.

Transaction Legislation Amendments means the James Hardie Former Subsidiaries (Winding Up and Administration) Amendment Act 2009, attached at Attachment A.
2	Interpretation
In this deed the following rules of interpretation apply unless the contrary intention appears:
(a)	headings are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:
(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

(iii)	a party includes its successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(vi)	this deed includes all schedules and attachments to it;

(vii)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a rule of an applicable Financial Market and is a reference to that law as amended, consolidated or replaced;

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(viii)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; and

(ix)	a monetary amount is in Australian dollars;
(g)	an agreement on the part of two or more persons binds them jointly and severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	in determining the time of day, where relevant to this deed, the relevant time of day is:
(i)	for the purposes of giving or receiving notices, the time of day where a party receiving a notice is located; or

(ii)	for any other purpose under this deed, the time of day in the place where the party required to perform an obligation is located; and
(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

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Schedule 2 — AFFA Amendments
The AFFA is amended as follows:
(a)	Clause 1.1 is amended by
(i)	the insertion in alphabetical order of the following new defined terms:

“Authorised Loan Facility means a loan facility provided under a Facility Agreement and secured under Security Documentation.”

“Facility Agreement means a loan facility agreement between the NSW Government, the Trustee and the Liable Entities authorised under the Transaction Legislation.”

“Initial Facility Agreement means the Facility Agreement entitled “AICF Facility Agreement” between the Trustee (in its capacity as trustee of the Charitable Fund), the Liable Entities and the NSW Government and dated [DATE] 2010].”

“Security Documentation means security documentation authorised under the Transaction Legislation under which the Trustee (in its capacity as trustee of the Charitable Fund) and the Liable Entities grant interests in, or other entitlements to, assets (or proceeds of asset realisations) as security for or in connection with a loan facility provided under a Facility Agreement.”

(ii)	the insertion of the following words at the end of the definition of “Amending Bill”:

“, and the James Hardie Former Subsidiaries (Winding up and Administration) Amendment Bill 2009 (NSW)”.

(iii)	the insertion of the following words at the end of the definition of “Operating Expenses”:

“and also excludes, for the avoidance of doubt, any principal repayable and any interest (whether or not capitalised) or other amounts payable under or in connection with an Authorised Loan Facility”.

(iv)	the insertion of a new paragraph (h) into the definition of “Payable Liability” as follows:
(h)	“any amount payable in connection with an Authorised Loan Facility, including without limitation any principal repayable, any interest payable (whether or not capitalised) and any other amounts payable by the Trustee or any Liable Entity under or in connection with an Authorised Loan Facility,”.
the deletion of the word “and” after paragraph (f) and the insertion of the word “and” after paragraph (g).

(v)	the insertion into the definition of “Ruling” of the words “or Schedule 11” after the words “clause 2.2(b)(i)”.

(vi)	the insertion at the end of the definition of “Tax Requirements” of the words “and Schedule 11”.

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(vii)	the deletion of the word “and” in the first line of the definition of “SPF Funded Liabilities” and the insertion after the reference to paragraph (e) in the first line of that definition of “,” and after the reference to paragraph (g) in the first line of that definition of the words “and (h)”.
(b)	Subclause 9.4(a) is amended by the deletion of the word “and” after paragraph (a)(ii) and the insertion after paragraph (a)(iii) of the word “and” and the insertion of a new paragraph (iv) after the existing paragraph (iii) as follows:
(iv)	“plus an amount equal to the sum of all loan principal outstanding under an Authorised Loan Facility, all accrued interest (whether or not capitalised) under an Authorised Loan Facility and all other amounts payable under or in connection with an Authorised Loan Facility as at the end of the Prior Financial Year.”.
(c)	Subclause 9.10(b)(i) is amended by the insertion of the following words after the words “relevant accounting standards” in the last line of that subclause:

“but excluding, for the avoidance of doubt, the proceeds of any financial accommodation provided under an Authorised Loan Facility and any undrawn financial accommodation under an Authorised Loan Facility”, and subclause 9.10(b)(ii) is amended by the insertion of the following words after the words “Trustee and Liable Entities” in the first line of that subclause:

“(excluding any principal repayable under or interest (whether or not capitalised) or other amounts payable under or in connection with an Authorised Loan Facility)”.

(d)	Clause 9.15 is amended by the insertion of a new subclause (d) after the existing subclause (c) as follows:
(d)	“For the avoidance of doubt, nothing in this clause 9.15 operates to prevent or limit the making of payments in connection with an Authorised Loan Facility including without limitation:
(i)	repayment of any part of the principal payable under an Authorised Loan Facility;

(ii)	payment of any interest (whether or not capitalised) payable under an Authorised Loan Facility; and

(iii)	payment of any other amounts that are payable under or in connection with an Authorised Loan Facility.”.
(e)	The text of clause 18.1 is deleted and replaced with the following:

“Subject to the terms of the Trust Deed, the Trustee may borrow funds in the event that there is a shortfall or a prospective shortfall of funds being available to it by way of Funding Payments, and may repay such borrowed funds and pay any interest (whether or not capitalised) or other amounts payable in respect of or in connection with such borrowed funds.”.

(f)	Clause 18.2 is amended by the deletion of the word “The” at the beginning of the clause, and the insertion of the following words:

“Except as provided in a Facility Agreement, the”.

(g)	A new clause 18.3 and clause 18.4 is inserted as follows:

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“18.3 Repayment of amounts under an Authorised Loan Facility
The Parties agree that no later than 1 week after JHINV announces its third quarter financial results in each Financial Year, they will meet to discuss the amount of the Annual Payment that is then anticipated to be made on the next Payment Date and its impact on the ability of the Trustee to meet the anticipated Payable Liabilities for the Financial Year in which that Payment Date falls.

Note in relation to clause 18.3

The intention of any meeting convened in accordance with clause 18.3 is for the Parties to consider any funding needs of the Trustee including the Trustee’s capacity to repay amounts under any Authorised Loan Facility.

18.4	Facility Agreements and amendments

(a)	The NSW Government agrees with JHINV that it will not enter into any Facility Agreement or Security Documentation without the prior written consent of JHINV (such consent not to be unreasonably withheld or delayed). JHINV acknowledges that it has consented to the form of the Initial Facility Agreement and the Security Documentation entered into in connection with the Initial Facility Agreement.

(b)	The NSW Government agrees with JHINV that it will not amend any Facility Agreement or Security Documentation without the prior written consent of JHINV (such consent not to be unreasonably withheld or delayed).”
(h)	A new Schedule 11 is inserted as follows:
“Schedule 11

For the purposes of this schedule:
Advance means an Advance as defined in the Initial Facility Agreement.

Lender means the Lender as defined in the Initial Facility Agreement.
The Tax Requirements to be satisfied throughout the term of the Initial Facility Agreement and addressed in private binding rulings are:
(a)	the proceeds of any Advance received by the Trustee of the Charitable Fund under the Initial Facility Agreement will not form part of the assessable income of the Liable Entities, the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(b)	any transfer of interests in, or other entitlements to, assets (or proceeds from asset realisations) by the Liable Entities under Security Documentation in connection with Advances provided under the Initial Facility Agreement will not result in assessable income of the Liable Entities or the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(c)	if a Liable Entity is required, under the Initial Facility Agreement to make a payment to the Lender, the amount of the payment will not form part of the assessable income of the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as either ordinary or statutory income;

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(d)	if the Trustee of the Charitable Fund pays an amount to a Liable Entity to settle the rights of indemnity and/or rights of subrogation of that Liable Entity that arise as a consequence of the Liable Entity making a payment to the Lender under the Initial Facility Agreement, no amount will be included in the assessable income of the Liable Entity as ordinary or statutory income;

(e)	if a Liable Entity releases the Trustee of the Charitable Fund from its obligations to that Liable Entity that arise as a consequence of:
a.	the Liable Entities transferring interests in, or other entitlements to, assets (or proceeds from asset realisations) as security for or in connection with an Advance provided under the Initial Facility Agreement; or

b.	the Liable Entities making a payment for or in connection with those security arrangements, including any payments made by the Liable Entities under the Initial Facility Agreement, no amount will form part of the assessable income of the Trustee of the Charitable Fund or the Trustee of the Discretionary Fund as ordinary or statutory income;

(f)	Division 230 of the Income Tax Assessment Act 1997 will not apply to the Trustee of the Charitable Fund, the Trustee of the Discretionary Fund or the Liable Entities to alter the conclusions reached in (a) to (e) above;

(g)	Part IVA of the Income Tax Assessment Act 1936 will not apply with respect to any or all payments or transactions contemplated by the Initial Facility Agreement; and

(h)	for the purposes of A New Tax System (Goods and Services Tax) Act 1999 the transaction flows that occur under the Initial Facility Agreement and Security Documentation in connection with Advances provided under the Initial Facility Agreement do not represent or comprise consideration for a taxable supply made by or to the Trustee or the Liable Entities.”

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Execution page
Executed as a deed.

SIGNED, SEALED AND DELIVERED by The Honourable John Hatzistergos MLC Attorney General of New South Wales for THE STATE OF NEW SOUTH WALES in the presence of:	) ) ) ) ) )
)
/s/ L Sanderson Signature of witness	) )	/s/ J Hatzistergos Signature
)
LEIGH RAE SANDERSON	)	Attorney General of New South Wales
)
/s/ Leigh Rae Sanderson Name of witness (block letters)	) ) ) )
EXECUTED by ASBESTOS INJURIES COMPENSATION FUND LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) ) ) )
)
/s/ J Marchione Signature of director	) )	/s/ D Booth Signature of company secretary*
)
JOANNE MARCHIONE	)	DALLAS BOOTH

Name of director (block letters)	) )	Name of company secretary* (block letters)

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EXECUTED by as an authorised signatory for, and SEALED AND DELIVERED as a deed by, JAMES HARDIE INDUSTRIES S.E. in the presence of:	) ) ) ) ) )	/s/ James Osborne By executing this deed the signatory states that the signatory has received no notice of revocation of the authority under which the signatory signs this deed
)
/s/ M Kavanagh Signature of witness	) ) )	Director Position
MARGARET KAVANAGH	)	/s/ Marcin Firek

Name of witness (block letters))		By executing this deed the signatory
	) ) ) ) )	states that the signatory has received no notice of revocation of the authority under which the signatory signs this deed
)
	)	Secretary

	) ) ) )	Position
EXECUTED by JAMES HARDIE 117 PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) ) )
)
/s/ B Potts	)	/s/ G M Jarvi

Signature of director	)	Signature of company secretary*
)
BRUCE J W POTTS	)	GUY M JARVI

Name of director (block letters)	) )	Name of company secretary* (block letters)

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Attachment A —
Transaction Legislation Amendment

Gilbert + Tobin	Attachment A